EXHIBIT 99.3

Mountain View Hospital, LLC and Subsidiary

Consolidated Balance Sheet

As of March 31, 2010

(Unaudited, in thousands)

March 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$6,132
Accounts receivable, net	9,321
Inventories	1,139
Prepaid expenses and other current assets	482
Total current assets	17,074
Land	23
Furniture and equipment	10,043
Computers and software	187
10,253
Less accumulated depreciation	—
Property and equipment, net	10,253
Total assets	$27,327

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,588
Accrued payroll and benefits	2,266
Other accrued expenses	320
Current maturities of long-term debt	1,075
Total current liabilities	6,249
Long-term debt, less current maturities	6,478
Other liabilities	13,076
Total equity	1,524
Total liabilities and stockholders’ equity	$27,327

Mountain View Hospital, LLC and Subsidiary

Consolidated Statements of Operations

For the Three Months Ended March 31, 2010 and 2009

(Unaudited, in thousands)

	Three Months Ended March 31,
	2010	2009

Revenues	$14,866	$13,596
Operating expenses:
Salaries and benefits	4,770	3,562
Supplies	4,125	2,929
Professional and medical fees	2,696	1,467
Rent and lease expense, net	1,073	975
Other operating expenses	793	1,211
Cost of revenues	13,457	10,144
Depreciation and amortization	373	428
Provision for doubtful accounts	368	579
Total operating expenses	14,198	11,151
Operating income	668	2,445
Interest expense, net	(90)	(67)
Net Income	$578	$2,378

Mountain View Hospital, LLC and Subsidiary

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2010 and 2009

(Unaudited, in thousands)

	Three Months Ended March 31,
	2010	2009
OPERATING ACTIVITIES:
Net income	$578	$2,378
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	368	579
Increase in estimated third party payor settlements	1,782	742

Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	2,251	32
Inventory	(464)	—
Prepaid expenses	324	179
Deposits	28	(50)

Increase (decrease) in operating liabilities:
Accounts payable	(2,990)	(299)
Accrued liabilities	1,803	(72)

Net cash provided by operating activities	3,680	3,489

INVESTING ACTIVITIES:
Purchases of property and equipment	(1,119)	(1,130)

Net cash used in investing activities	(1,119)	(1,130)

FINANCING ACTIVITIES:
Net payments on operating line of credit	(96)	—
Proceeds from long-term debt	1,762	13
Payments on long-term debt	(1,017)	(999)
Member distributions	(150)	(1,064)

Net cash provided by (used in) financing activities	499	(2,050)
Net increase in cash and cash equivalents	3,060	309
Cash and cash equivalents at beginning of period	3,072	6,413
Cash and cash equivalents at end of period	$6,132	$6,722

Mountain View Hospital, LLC and Subsidiary

Notes to Consolidated Financial Statements

As of March 31, 2010

1.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

Mountain View Hospital, LLC (“Mountain View Hospital”) owns and operates a 43-bed general acute care hospital located in Idaho Falls, Idaho.  Mountain View Hospital is engaged in the business of providing a comprehensive array of quality health care services in the most cost-effective manner consistent with Mountain View Hospital’s ethics and compliance program, governmental regulations and guidelines, and industry standards.

During 2009, Mountain View Hospital formed MVH SNF Holding, LLC which will begin to operate as a wholly-owned subsidiary of Mountain View Hospital in 2010.  The subsidiary is invested in a project which will be a licensed skilled nursing facility and operate as a transitional care unit. The transitional care unit will serve individuals who have been discharged from the hospital but still require short-term rehabilitation and medical care.

Basis of Consolidation

The consolidated financial statements for the three month period ended March 31, 2010, include the accounts of Mountain View Hospital and its wholly-owned subsidiary, MVH SNF Holding, LLC.  If applicable, inter-company balances and transactions have been eliminated in the consolidation.  The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and accompanying footnotes.  Examples include, but are not limited to, estimates of accounts receivable allowances, professional and general liabilities and the estimate of deferred tax assets or liabilities.  In the opinion of management, all adjustments considered necessary for a fair presentation of the results of the interim periods presented have been included.  All adjustments are of a normal, recurring nature.  Actual results could differ from those estimates.

Estimates

The presentation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and assumptions.

2.             LONG - TERM DEBT

During the three-months ended March 31, 2010, Mountain View Hospital obtained additional long-term debt financing of $1.9 million from Key Bank to fund the acquisition of certain medical equipment. The note is payable in sixty monthly installments of $35,957, including interest at 5.5%. The equipment is pledged as collateral for the note.